As filed with the Securities and Exchange Commission on July 28, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (IRS Employer Identification No.)

19300 Pacific Highway South
Seattle, WA 98188
(206) 392-5040

(Address of registrant’s Principal Executive Offices)

ALASKA AIR GROUP, INC. 2004 LONG-TERM INCENTIVE EQUITY PLAN
(Full title of the plan)

Keith Loveless
General Counsel & Corporate Secretary
Alaska Air Group, Inc.
19300 Pacific Highway South
Seattle, WA 98188
(206) 431-3731
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copy to:
William G. Gleeson, Esq.
Chris K. Visser, Esq.
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
(206) 623-7580

CALCULATION OF REGISTRATION FEE

Title of each class			Proposed maximum	Proposed maximum	Amount of
of securities to be	Amount to be		offering price per	aggregate offering	registration fee
registered	registered (1)		share (3)	price (3)	(3)
Common Stock, $1.00 Par Value per share	1,700,000	shares	$20.71	$35,207,000	$4,461
	183,705	shares	—	—	—

	1,883,705	shares (2)			$4,461

(1)	A total of 2,400,000 shares of Common Stock of Alaska Air Group, Inc. (the “Company”) were registered in connection with the Company’s 1999 Long-Term Incentive Equity Plan (the “1999 Plan”) by two separate registration statements on Form S-8 as follows: (a) 1,200,000 shares were registered by a registration statement on Form S-8, File No. 333-87563, filed on September 22, 1999 (the “1999 Form S-8”); and (b) 1,200,000 shares were registered by a registration statement on Form S-8, File No. 333-92252, filed on July 11, 2002 (the “2002 Form S-8”). On May 18, 2004, the stockholders of the Company approved the Company’s 2004 Long-Term Incentive Equity Plan (the “2004 Plan”), which replaces the 1999 Plan. Of the 2,400,000 shares registered in connection with the 1999 Plan, 183,705 shares have not been issued and are not subject to issuance upon the exercise of outstanding awards granted under the 1999 Plan and are being carried forward from the 2002 Form S-8 and are registered hereby under the 2004 Plan. A registration fee of $2,577.29 (the “Prior Fee”) was paid for the 1,200,000 shares registered in connection with the 1999 Plan on the 2002 Form S-8. Pursuant to Rule 457(p), $394.55 of the Prior Fee is offset against the currently due filing fee and no additional registration fee is due with respect to the 183,705 shares carried forward to this registration statement.

(2)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Company.

(3)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 21, 2004, as reported on the New York Stock Exchange.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Alaska Air Group, Inc. (the “Company”) are incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 11, 2004, as amended by the Company’s Form 10-K/A filed on May 21, 2004, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed on May 11, 2004 and its Current Reports on Form 8-K filed with the Commission on July 22*, July 9*, June 21*, May 25*, April 23*, April 7*, March 17*, March 3*, February 27*, January 28*, and January 12*, 2004; and

(c) the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed on September 19, 1985 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than information in the documents that is not deemed to be filed

* Reports furnished to the Commission under Item 9, Regulation FD Disclosure, and Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B of Form 8-K, the reports furnished under Item 9 and Item 12 are not deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Alaska Air Group, Inc. is not incorporating, and will not incorporate, by reference these reports into a filing under the Securities Act or the Exchange Act.

with the Commission. Unless specifically stated to the contrary, none of the information that the Company discloses under Items 9 or 12 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

     A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Company’s Bylaws provide for permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Article 11 of the Company’s Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Company and its stockholders. However, this provision in the Restated Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into Indemnification Agreements with its officers and directors which provide the Company’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company also maintains officers’ and directors’ liability insurance.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 10.

Item 9. Undertakings.

(a) The undersigned registrant (the Company) hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

     provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to Commission by the Company pursuant to Section 13 or Sections 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 26th day of July, 2004.

ALASKA AIR GROUP, INC.

/s/ William S. Ayer

William S. Ayer
Chairman, President and Chief Executive
Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, William S. Ayer and Bradley D. Tilden, as his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including without limitation post-effective amendments and any amendments increasing the amount of securities for which registration is being sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ William S. Ayer William S. Ayer	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 26, 2004

/s/ Bradley D. Tilden Bradley D. Tilden	Executive Vice President/Finance and Chief Financial Officer (Principal Financial Officer)	July 26, 2004

SIGNATURE	TITLE	DATE
/s/ Brandon S. Pedersen Brandon S. Pedersen	Staff Vice President/Finance and Controller (Principal Accounting Officer)	July 26, 2004

/s/ Phyllis J. Campbell Phyllis J. Campbell	Director	July 17, 2004

/s/ Mark R. Hamilton Mark R. Hamilton	Director	July 19, 2004

/s/ Bruce R. Kennedy Bruce R. Kennedy	Director	July 16, 2004

/s/ Jessie J. Knight Jr. Jessie J. Knight Jr.	Director	July 26, 2004

/s/ R. Marc Langland R. Marc Langland	Director	July 26, 2004

/s/ Dennis F. Madsen Dennis F. Madsen	Director	July 17, 2004

Byron I. Mallott	Director	July 26, 2004

/s/ John V. Rindlaub John V. Rindlaub	Director	July 19, 2004

/s/ J. Kenneth Thompson J. Kenneth Thompson	Director	July 26, 2004

SIGNATURE	TITLE	DATE
/s/ Richard A. Wien Richard A. Wien	Director	July 20, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Preston Gates & Ellis LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated hereby reference)

99.1	Alaska Air Group, Inc. 2004 Long-Term Incentive Equity Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement Relating to the 2004 Annual Meeting of Shareholders filed with the Commission on April 23, 2004)